Exhibit 10.2

MODIFICATION NO. 1

TO

LOAN AND SECURITY AGREEMENT

This Modification No. 1 to Loan and Security Agreements (this “Modification”) is entered into this 27 day of February, 2009, by and between St. Bernard Software, Inc., a Delaware corporation with its principal place of business at 15015 Avenue of Science, San Diego, CA 92128 (“Borrower”) and Partners for Growth II, L.P. (“PFG”).

Recitals

A.           Borrower and PFG have entered into that certain Loan and Security Agreement dated as of July 21, 2008, as amended, restated, or otherwise modified from time to time (the “Loan Agreement”), together with such documents, instruments and security agreements as were executed reasonably contemporaneously with or in connection with the Loan Agreement, the “Loan Documents”), pursuant to which PFG has extended and conditionally-agreed to make available to Borrower certain advances of money.

B.           Borrower has requested that PFG temporally modify the Modified Net Income covenant set forth in Section 5 of the Schedule to the Loan Agreement for the reporting periods ending February 28, 2009 and March 31, 2009.

C.           Subject to the representations and warranties of Borrower herein and upon the terms and conditions set forth in this Modification, PFG is willing to modify the Loan Agreement as set forth herein.

agreement

1.     Description of Existing Indebtedness.  Among other Obligations and indebtedness which may be owing by Borrower to PFG, Borrower is indebted to PFG pursuant to, among other documents, the Loan Agreement, which provides for a revolving line of credit in up to a principal amount of One Million Dollars Five Hundred Thousand Dollars ($1,500,000), of which $750,000 in principal Indebtedness is outstanding on the date hereof.  Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

2.     Modification of Loan Agreement.  Section 5 of the Schedule is hereby amended to read in its entirety as follows:

5. FINANCIAL COVENANTS
(Section 5.1):
Borrower shall comply with the following financial covenant.  Compliance shall, except as to periods expressly not tested below, be tested as of the end of each month, on a rolling three-month basis, except as otherwise specifically provided below:

Modified Net Income:

Borrower shall maintain minimum Modified Net Income, tested monthly, as follows:

(a)  At closing, Modified Net Income of greater than $0.

(b)   July through December 2008, Modified Net Income of greater than $0.

(c)   January 2009, Modified Net Income of ($500,000).  For example only, for the one month ended January 2009, Borrower could have a Modified Net Income loss of up to $500,000.

(d)  February and March 2009, not tested, but monthly Modified Net Income for such months included in later three-month rolling calculations.

(e)   April 2009 through the Maturity Date, Modified Net Income of greater than $0.

The minimum Modified Net Income requirements of clauses (a) through (e) may be modified as follows: Twenty-five percent (25%) of Modified Net Income from the calendar quarter immediately prior to the calendar quarter being measured may be applied towards meeting the minimum Modified Net Income requirement in the currently-measured calendar quarter, up to a maximum $500,000 loss for such quarter.  For example only, if Borrower generates $1,000,000 in Modified Net Income for the calendar quarter of April, May and June, then Borrower could apply $250,000 [25% x $1,000,000] towards meeting the minimum Modified Net requirement covenant in the July, August and September quarter.  July, August and September would still be measured on a rolling three month basis, but each rolling three month test could not produce a Modified Net Loss of greater than $250,000 for each month the covenant is measured.

Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Modified Net Income” means total Billings less GAAP expenses of COGS, operating expenses, plus amortization of stock based compensation, depreciation, estimates for bad debt and other non-cash accounting charges such as impairment of goodwill or long lived assets.

3.     Conditional Modification.   The modifications made in Section 2 hereof are subject to each of the following conditions: (a) satisfaction of the terms of Section 6 hereof; (b) there being no Default or Event of Default under the Loan Documents, and (c) there being no default or Event of Default under Borrower’s loans with Silicon Valley Bank, or in the alternative, at all times there is in effect a duly executed forbearance or waiver agreement between Borrower and Silicon Valley Bank under which Silicon Valley Bank agrees waive any and all existing defaults (noticed or unnoticed) and to forbear from exercising remedies under the Senior Loan Documents.

4.     Borrower’ Representations And Warranties.  Borrower represents and warrants that:

(a)     immediately upon giving effect to this Modification (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b)     Borrower has the corporate power and authority to execute and deliver this Modification and to perform its obligations under the Loan Agreement, as amended by this Modification;

(c)     the certificate of incorporation, bylaws and other organizational documents of Borrower delivered to PFG on the date of the Loan Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d)     the execution and delivery by Borrower of this Modification and the performance by Borrower of its obligations under the Loan Agreement has been duly authorized by all necessary corporate action on the part of Borrower;

(e)     this Modification has been duly authorized, executed and delivered by Borrower and constitutes a binding obligation of Borrower, enforceable against Borrower, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights;

(f)     this Modification does not require the consent of any third party or such consent has been secured; and

(g)     as of the date hereof, it has no defenses against the obligations to pay any amounts under the Obligations and it has no claims of any kind against PFG.  Borrower acknowledges that PFG has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Modification and in connection with the Loan Documents.

Borrower understands and acknowledges that PFG is entering into this Modification in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

5.     Limitation.  The conditional modifications set forth in this Modification shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which PFG may now have or may have in the future under or in connection with any Loan Document or any instrument or agreement referred to therein; (b) to constitute a modification or waiver of any rate of interest applicable to outstanding monetary Obligations, (c) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (d) to limit or impair PFG’s right to demand strict performance of all terms and covenants as of any date.  Except as expressly amended hereby, the Loan Documents shall continue in full force and effect.

6.     Effectiveness.  Subject to the satisfaction of the conditions precedent set forth below, this Modification shall become effective on the date hereof, but shall continue to be subject to the satisfaction of all the following conditions:

6.1     Execution and Delivery.  Borrower shall have duly authorized, executed and delivered this Modification to PFG.

6.2     Update to Representations. To the extent required to make the Representations true and correct in all material respects as of the date hereof, Borrower shall promptly update the Representations.

6.3     Payment of Amendment Fee.  Borrower shall have paid upon execution hereof an Amendment Fee to PFG in the amount of $5,000.

6.4     Payment of PFG Expenses.  Borrower shall have paid upon demand all PFG costs and expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred in connection with this Modification.

7.     Counterparts.  This Modification may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument.  All counterparts shall be deemed an original of this Modification.

8.     Integration; Construction.  This Modification, the Loan Agreement and any documents executed in connection herewith or therewith or pursuant hereto or thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Modification; except that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The title of this Agreement and section headings are for the readers’ convenience only and shall be ignored for purposes of integration into the Loan Agreement.

9.     Governing Law; Venue.  THIS MODIFICATION SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.  Borrower and PFG each submit to the exclusive jurisdiction of the State and Federal courts in San Francisco County, California.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed as of the date first written above.

Borrower:

ST. BERNARD SOFTWARE, INC. By /s/ John T. Burke CFO By /s/ Thalia Gietzen Corporate Controller	PARTNERS FOR GROWTH II, L.P. By /s/ Andrew Kahn Name: Andrew Kahn Title: Manager, Partners for Growth II, LLC Its General Partner